Exhibit 10.1

ENTERPRISE BANCORP, INC.

Directors’ Compensation Arrangements

As of March 16, 2010, Enterprise Bank and Trust Company (the “Bank”), which is the principal subsidiary of Enterprise Bancorp, Inc. (the “Company”), has updated the compensation arrangements for its outside directors (i.e., non-employee directors), to be effective as of March 29, 2010, as shown below.

Monthly Retainer Fees

•                  All directors - $600 ($7,200 annually)

•                  All members of Executive Committee - $200 ($2,400 annually)

Quarterly Retainer Fees

•                  Chair of Audit Committee - $1,875 ($7,500 annually)

•                  Vice Chair of Audit Committee - $1,000 ($4,000 annually)

•                  Chair of all other committees (other than Marketing and Business Development and Executive Committees) - $1,500 ($6,000 annually)

•                  Secretary - $125 ($500 annually)

Per Meeting Fees

•                  Board of Directors meetings - $350

•                  Executive Committee meetings - $450

•                  Audit Committee meetings - $450

•                  All other committee meetings - $350

•                  Annual Board strategic planning session - $1,000

Equity Compensation Awards

As of March 16, 2010, each outside director has received a grant of restricted stock, which vests over a period of two years (50% vesting on the first and second anniversary of the date of grant), with an aggregate fair market value on the date of grant of approximately $7,200.  Outside directors may receive additional future grants of restricted stock or other equity-based compensation awards on an annual or other periodic basis as may be determined by the Board of Directors on the recommendation of the Compensation Committee.

Right to Elect Stock in Lieu of Fees

Each outside director has the right to make an irrevocable election for each year (by no later than December 31st of the preceding year) to receive shares of the Company’s common stock in lieu of receiving an elected portion of cash fees.  The number of shares issued to an outside director in any year of service pursuant to this election is based on the fair market value of the common stock as of the first trading day of the year for which the election applies.